Exhibit 10.96

1) On March 17, 2005, Andrx Corporation granted the persons listed below 10,000 Restricted Stock Units, with each unit representing the right to acquire one share of Andrx Group common stock (RSUs). The shares underlying these units vest in installments of 4,000 on March 17, 2006 and 1,500 on each of March 17, 2007, 2008, 2009 and 2010, respectively.

Joseph E. Breslin
Lawrence J. DuBow
Elliot F. Hahn, Ph.D.
Carter H. Eckert
Irwin C. Gerson
Melvin Sharoky, M.D.

2) On March 17, 2005, Andrx Corporation granted to Tamara Baum 15,000 Restricted Stock Units, with each unit representing the right to acquire one share of Andrx Group common stock (RSUs). The shares underlying these units vest in installments of 6,000 on March 17, 2006 and 2,250 on each of March 17, 2007, 2008, 2009 and 2010, respectively.